Exhibit 99.1

CONTACTS:	John Milligan
(650) 522-5756

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

- Total Revenues of $493.5 Million, Up 51 Percent over Third Quarter 2004 -

- Record Product Sales of $467.2 Million, Up 50 Percent over Third Quarter 2004 -

- EPS of $0.38 Per Share, Up 52 Percent over Third Quarter 2004 -

Foster City, CA, October 18, 2005 - Gilead Sciences, Inc. (NASDAQ: GILD) announced today its results of operations for the quarter ended September 30, 2005. Total revenues for the third quarter of 2005 were $493.5 million, up 51 percent, compared to total revenues of $326.2 million for the third quarter of 2004. Net income for the third quarter of 2005 was $179.2 million, or $0.38 per diluted share. This compares to net income of $113.2 million, or $0.25 per diluted share for the third quarter of 2004.

Product Sales

Net revenues from product sales were a record $467.2 million for the third quarter of 2005, marking eight consecutive quarters of product revenue growth. This growth continues to be driven primarily by Gilead’s HIV product franchise, including the continued strong uptake of Truvada® (emtricitabine and tenofovir disoproxil fumarate) since its U.S. launch in August of 2004, as well as continued strong product sales for AmBisome® (amphotericin B) liposome for injection and Hepsera® (adefovir dipivoxil).

HIV/AIDS Franchise

HIV product sales were $363.5 million in the third quarter of 2005, a 59 percent increase from $228.1 million for the same period in 2004. Sales from Gilead’s HIV product portfolio have already surpassed the $1.0 billion mark after just the first nine months of 2005.

•	Truvada

Truvada sales were $162.4 million for the third quarter of 2005, an increase of 32 percent compared to the second quarter of 2005. Sales of Truvada commenced in the United States in the third quarter of 2004 and in certain European countries during the first nine months of 2005. Truvada sales comprised 45 percent of total HIV product sales for the third quarter 2005.

•	Viread

Sales of Viread® (tenofovir disoproxil fumarate) were $189.4 million in the third quarter of 2005, a two percent decrease from $193.9 million in the third quarter of 2004. The decrease in Viread sales was primarily driven by patients switching from a Viread-containing regimen to one containing Truvada in countries where Truvada is available, partially offset by the continued strong sales of Viread in regions where Truvada has not yet been launched. Compared to the same quarter last year, third quarter 2005 Viread sales volume decreased 32 percent in the United States, while international sales volume increased by 45 percent.

•	Emtriva

Emtriva® (emtricitabine) sales were $11.7 million for the third quarter of 2005, down 26 percent from the third quarter of 2004, primarily driven by patients switching from an Emtriva-containing regimen to one containing Truvada.

AmBisome for Severe Fungal Infections

AmBisome sales for the third quarter of 2005 were $54.7 million, an increase of 10 percent compared to the third quarter of 2004, primarily driven by volume increases across all major geographical regions.

Hepsera for Chronic Hepatitis B

Sales of Hepsera totaled $46.9 million for the third quarter of 2005, a 58 percent increase from $29.7 million in the third quarter of 2004. The increase in sales was primarily driven by significant volume growth in both the United States and Europe.

“We are pleased by Truvada’s robust performance in the United States and its increasing uptake in the European Union, where the product has now launched in four of the five major European markets,” said John F. Milligan, PhD, Executive Vice President and Chief Financial Officer of Gilead. “The 50 percent growth in our overall product sales in the third quarter of this year compared to the same period last year fueled the increase in our total revenues and earnings per share.”

Royalty and Contract Revenues

For the third quarter of 2005, royalty and contract revenues resulting from collaborations with corporate partners totaled $26.2 million, a 70 percent increase from $15.5 million in the third quarter of 2004. The increase in the third quarter of 2005 was primarily driven by royalties of $12.1 million received from F. Hoffmann-La Roche Ltd (Roche) for sales of Tamiflu® (oseltamivir phosphate) recognized by Roche in the second quarter of 2005, compared to $1.7 million of Tamiflu royalties received in the third quarter of 2004, and royalties of $2.4 million received from Eyetech Pharmaceuticals, Inc. (Eyetech) for sales of Macugen® (pegaptamib sodium for injection) recognized by Eyetech in the second quarter of 2005. Eyetech began selling Macugen in the first quarter of 2005. The increase in royalty revenues was partially offset by decreased contract revenues of $4.7 million, primarily due to one-time milestone payments received in the third quarter of 2004.

Research and Development

Research and development (R&D) expenses for the third quarter of 2005 were $78.8 million, compared to $49.2 million for the same quarter in 2004. The higher R&D expenses during the third quarter of 2005 were primarily attributable to the $15.0 million payment made to Emory University (Emory) in connection with the amendment of our existing license agreement with Emory related to the development of emtricitabine for the hepatitis B indication, as well as increased headcount, purchases of clinical and product development materials, and increased costs and fees incurred by Gilead under its hepatitis C collaborations.

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses for the third quarter of 2005 were $99.2 million, compared to $72.4 million for the same quarter in 2004. The higher SG&A expenses were primarily due to $8.4 million of severance and relocation expenses related to the relocation of our European commercial, medical and administrative headquarters from France to the United Kingdom, as well as increased headcount and expanded sales and marketing activities.

The net foreign exchange impact on pre-tax earnings, including revenue and expenses generated outside the United States, as well as hedging activity for the three months ended September 30, 2005, was a favorable $5.3 million compared to the same period in 2004, due primarily to a stronger European currency when compared to the same quarter last year.

As of September 30, 2005, Gilead had cash, cash equivalents, and marketable securities of $1.66 billion, compared to $1.79 billion at June 30, 2005. The decrease in cash, cash equivalents and marketable securities is primarily attributable to a one-time cash payment of $341.3 million made to Emory related to the buyout of the royalty interest owed to Emory for emtricitabine. As a result of this payment, net cash used in operations was $144.2 million for the third quarter 2005.

Corporate Highlights

On July 22, 2005, Gilead and Royalty Pharma announced that the companies completed the purchase of the royalty interest owed to Emory University for emtricitabine. Gilead and Royalty Pharma made a one-time cash payment of $341.25 million (65 percent) and $183.75 million (35 percent), respectively, of the $525.0 million cash payment to Emory in exchange for the elimination of the emtricitabine royalties due to Emory on worldwide net sales of the product.

In late July 2005, Gilead announced that John F. Cogan, PhD had been appointed to Gilead’s Board of Directors, bringing the number of directors to nine. It was also announced that Dr. Cogan will serve on the audit and compensation committees of the Board.

On June 23, 2005, Gilead delivered a notice of termination to Roche for material breach of the parties’ 1996 Development and License Agreement (1996 Agreement) for Tamiflu, an antiviral pill for the treatment and prevention of influenza. Following delivery of this notice, Gilead and Roche did not resolve the dispute within the 90-day cure period. As a result, the parties have submitted the matter for confidential binding arbitration under the terms of the 1996 Agreement.

Product and Pipeline Highlights

“The third quarter saw us take important steps in our efforts to continue to advance our product pipeline,” said John C. Martin, PhD, President and Chief Executive Officer of Gilead. “We began enrolling patients in our Phase III clinical program evaluating tenofovir DF for the treatment of chronic hepatitis B, and started dosing patients in a Phase I study of GS 9132 for the treatment of hepatitis C. With regards to our HIV franchise, we began evaluating new bi-layer formulations of the fixed-dose combination of Truvada and Sustiva® (efavirenz) and made advances in the Phase I/II program for GS 9137, a novel integrase inhibitor.”

HIV/AIDS Franchise

In early August 2005, Gilead announced that bioequivalence results from its second formulation of the fixed-dose combination of Truvada and Bristol-Myers Squibb’s Sustiva for the treatment of HIV did not demonstrate bioequivalence to the individual products dosed separately. Gilead is proceeding with the evaluation of up to three new formulations, developed based on bi-layer technology. Pending the results of the ongoing bioequivalence studies, Gilead and Bristol-Myers Squibb anticipate filing a New Drug Application for the fixed dose combination with the U.S. Food and Drug Administration in the first half of 2006.

On August 29, 2005, Gilead announced a significant price reduction for Viread and Truvada made available through the Gilead Access Program in the developing world. Both once-a-day antiretroviral medications for HIV are available at no-profit prices in 97 developing countries around the world through this program. In this program, Viread and Truvada are now priced at $17.00 and $26.25 for a 30-day supply, or $0.57 and $0.87 per day, respectively, representing a reduction of 31 percent and 12 percent in the no-profit prices for Viread and Truvada, respectively.

Hepatitis Franchise

On July 19, 2005, Gilead announced that it has begun enrolling patients in a Phase III clinical program evaluating the oral antiviral drug tenofovir DF for the treatment of chronic hepatitis B. Studies 102 and 103 are randomized, double-blind trials that will compare the efficacy, safety and tolerability of tenofovir DF versus Gilead’s Hepsera over a 48-week period at more than 100 centers in 14 countries.

In mid-August 2005, Gilead and Achillion Pharmaceuticals announced that the companies have begun dosing patients in a Phase I study of GS 9132, also known as ACH-806. Gilead and Achillion are investigating GS 9132 for the treatment of hepatitis C.

On August 25, 2005, Hepsera was launched in China by Gilead’s commercial partner GlaxoSmithKline.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will webcast a conference call live on Gilead’s website to discuss its quarterly results and outlook. During the call, Gilead will be discussing additional financial and statistical information. That information can be found on Gilead’s website at www.gilead.com, under “Investors.” To access the webcast via the internet, log on to www.gilead.com. Please connect to the company’s website at least 15 minutes prior to the commencement of the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Alternatively, please call 1-800-798-2884 (U.S.) or 1-617-614-6207 (international) and dial the participant passcode 35669095 to access the call. Telephone replay is available approximately two hours after the call through 6:30 p.m. Eastern Time, October 21, 2005. To access, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 71929636. The webcast will be archived on www.gilead.com for one year.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP financial information is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the company.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those relating to: revenues, research and development expenses, and selling, general and administrative expenses; the efficacy of any marketed or pipeline products; the timing of and ability to obtain marketing approval for Gilead’s development products; or the market introduction, competitive positioning and commercial arrangements for sale of its marketed or pipeline development products. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include our ability and the ability of our partners to successfully introduce and market our products and grow revenues, in particular, our ability to sustain the uptake and revenues for our HIV franchise; our ability to accurately estimate end-user demand since we must make numerous assumptions and must rely on incomplete data to make these estimates; our ability to effectively manage wholesaler inventory levels and the impact of those efforts on revenues; our ability to generate additional positive clinical data and expand the labels for our existing products; our ability to control the timing and amount of spending in our research and clinical programs; our ability to protect our patents and other intellectual property both domestically and internationally; legislation or regulations affecting product pricing, reimbursement or access; unanticipated expenses such as litigation or legal settlement expenses; our ability to formulate a fixed dose combination and Truvada and Sustiva that will demonstrate bioequivalence in humans to the individual components, as required for regulatory approval; fluctuations in foreign currency against the U.S. dollar; our ability to continue to observe the safety, tolerability and efficacy data for Viread, Hepsera, Emtriva and Truvada that we have observed to date; the safety and efficacy data obtained in controlled clinical trials for Viread, Hepsera, Emtriva and Truvada may not be observed in an uncontrolled clinical setting; physicians and regulatory agencies may not see advantages of Truvada over other antiretrovirals and may therefore be reluctant to prescribe or grant regulatory approval for Truvada; our ability to prevail in arbitration against Roche in connection with our action to seek termination of the 1996 Agreement with Roche; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission.

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2004, filed in March 2005, and its subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Viread, Emtriva, Truvada, AmBisome, and Hepsera are registered trademarks of Gilead Sciences, Inc.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

Macugen is a registered trademark of Eyetech Pharmaceuticals, Inc.

For more information on Gilead Sciences, please visit www.gilead.com or

Call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues:
Product sales	$467,204	$310,727	$1,315,873	$886,644
Royalty and contract revenues	26,247	15,460	103,261	68,392

Total revenues	493,451	326,187	1,419,134	955,036

Costs and expenses:
Cost of goods sold	65,498	40,842	186,182	117,883
Research and development	78,830	49,204	208,961	153,392
Selling, general and administrative	99,238	72,371	274,918	217,370

Total costs and expenses	243,566	162,417	670,061	488,645

Income from operations	249,885	163,770	749,073	466,391

Gain on Eyetech warrants (1)	—	—	—	20,576
Interest and other income, net	12,492	4,801	31,385	13,137
Interest expense	(26)	(2,042)	(50)	(6,202)
Minority interest in joint venture	1,223	—	2,398	—

Income before provision for income taxes	263,574	166,529	782,806	493,902
Provision for income taxes	84,342	53,289	250,494	154,775

Net income	$179,232	$113,240	$532,312	$339,127

Net income per share - basic	$0.39	$0.26	$1.18	$0.79

Net income per share - diluted (2)	$0.38	$0.25	$1.13	$0.74

Shares used in per share calculation - basic	456,098	431,273	452,923	429,230

Shares used in per share calculation - diluted (2)	475,965	465,474	472,350	462,980

Notes:

(1)	During the first quarter of 2004, Gilead recorded a pre-tax gain of $20.6 million related to our warrants in Eyetech Pharmaceuticals, Inc., which completed its initial public offering during the quarter. Excluding this gain and the related tax effect of $8.0 million, non-GAAP net income was $326.6 million or $0.71 per diluted share for the nine months ended September 30, 2004.
(2)	Shares used in the calculation of net income per diluted share for the three and nine months ended September 30, 2005 include the effect of outstanding stock options to purchase 19.9 million and 19.4 million shares of common stock, respectively. In accordance with SFAS No. 128, using the If-Converted Method, interest expense of $1.3 million and $3.9 million, net of tax, related to convertible debt has been added back to net income for purposes of calculating diluted net income per share for the three and nine months ended September 30, 2004, respectively. Shares used in the calculation of net income per diluted share for the three and nine months ended September 30, 2004, include the effect of outstanding stock options to purchase 19.5 million and 19.1 million shares of common stock, respectively, and the effect of the $345.0 million 2% convertible senior debt then outstanding, which converts to approximately 14.7 million shares.

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)	(Note 1)
Assets
Cash, cash equivalents and marketable securities	$1,660,276	$1,254,038
Other current assets	637,439	595,656

Total current assets	2,297,715	1,849,694

Property, plant and equipment, net	238,310	223,106
Other noncurrent assets	382,660	83,163

	$2,918,685	$2,155,963

Liabilities and stockholders’ equity
Current liabilities	$267,866	$253,453
Long-term obligations	32,489	31,638
Stockholders’ equity	2,618,330	1,870,872

	$2,918,685	$2,155,963

Note:

(1)	Derived from audited consolidated financial statements at that date.

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
HIV Products:
Truvada – U.S.	$140,004	$18,168	$340,442	$18,168
Truvada – International	22,399	39	36,238	39

	162,403	18,207	376,680	18,207

Viread – U.S.	74,939	108,501	259,884	333,642
Viread – International	114,456	85,379	336,465	250,496

	189,395	193,880	596,349	584,138

Emtriva – U.S.	4,787	12,764	15,100	37,884
Emtriva – International	6,950	3,199	21,214	6,495

	11,737	15,963	36,314	44,379

Total HIV products – U.S.	219,730	139,433	615,426	389,694
Total HIV products – International	143,805	88,617	393,917	257,030

	363,535	228,050	1,009,343	646,724

Hepsera – U.S.	21,940	14,569	59,379	38,577
Hepsera – International	24,953	15,165	75,985	38,041

	46,893	29,734	135,364	76,618

AmBisome	54,736	49,831	165,157	156,670
Other products	2,040	3,112	6,009	6,632

Total product sales	$467,204	$310,727	$1,315,873	$886,644